Exhibit 3.1

ARTICLES OF RESTATEMENT
OF THE
ARTICLES OF INCORPORATION
OF
FEIHE INTERNATIONAL INC.,
a Utah corporation

Pursuant to the provisions of the Utah Revised Business Corporation Act (the “URBCA”), the Articles of Incorporation of Feihe International, Inc., a Utah corporation (the “Corporation”), are hereby restated to read in their entirety as follows:

“1.            NAME OF CORPORATION: The name of the Corporation is Feihe International, Inc.

2.              PURPOSE: The Corporation may engage in any and all lawful acts and/or activities in Utah according to the Utah Revised Business Corporation Act.

3.              ShareS: The Corporation is authorized to issue one thousand (1,000) common shares.

4.              REGISTERED AGENT: The name of the Corporation’s commercial registered agent is National Registered Agents, Inc. (CRA# 7209417-0250).”

The foregoing restatement of the Corporation’s articles of incorporation was adopted and duly authorized by written consent by the Corporation’s directors, dated as of June 27, 2013, in accordance with the requirements of the URBCA and shareholder action was not required to approve such restatement.

Under penalties of perjury, the undersigned declares that these Articles or Restatement have been examined by the undersigned and are, to the best of the undersigned’s knowledge and belief, true, correct and complete.

DATED: June 27, 2013

By:	/s/ You-Bin Leng
Name:	You-Bin Leng
Title:	Director